EMPLOYMENT AGREEMENT

Employers Insurance Company of Nevada, a Nevada corporation, (the “Company”) and Douglas D. Dirks (the “Executive”) enter this Employment Agreement (this “Agreement”) as of this 1st day of February, 2006 (the “Commencement Date”).

RECITALS

A. Executive has knowledge and experience applicable to the position of Chief Executive Officer.

B. The Company is an insurance company, owning workers compensation insurance and service companies (the “Business”).

C. The Company desires to employ Executive to perform certain services for the Company, and Executive desires to be so employed by the Company.

D. This Agreement is the entire agreement between the parties concerning the subject matter hereof, and supersedes all prior agreements concerning the same subject.

In consideration of the premises and mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties agree as follows:

TERM

1. Employment. The Company agrees to employ Executive, and Executive accepts such employment upon the terms and conditions specified herein. Executive agrees to devote substantially all of his time and effort during working hours to the business and affairs of the Company and its affiliates in the performance of the duties called for herein and agrees that any other non-employment related duties (i.e., industry related groups, service on boards, etc.) will not be allowed to materially interfere with the performance of the duties called for herein.

2. Term. The term of this Agreement shall commence on the Commencement Date, and continue for an initial term of three (3) years, until January 31, 2009, subject to two (2) automatic one-year extensions, the first beginning on the first anniversary of the Commencement Date of this Agreement and the second beginning on the second anniversary date unless either party provides written notice of intent to reject the extension at least ninety (90) days prior to such anniversary date, and further subject to earlier termination in accordance with this Agreement. Provided there has been no such termination, the Agreement will expire (the “Expiration Date”) on the later of January 31, 2009 or three (3) years after the anniversary date following any extension, but in no event later than January 31, 2011.

3. Services and Duties. Executive shall serve as Chief Executive Officer and shall perform such duties as may be assigned by the Board of Directors (the “Board”) from time to time. The Executive shall report solely to the Board of Directors. At the request of the Board, Executive shall also serve as a director of the Company and/or one or more of the Company’s parent, subsidiaries or affiliates at no additional compensation. Executive agrees that upon the termination of his employment with the Company, he shall resign from any and all Boards effective on the date of the termination of employment.

4. Insurance. The Executive agrees to submit to a physical examination at a reasonable time as requested by the Company for the purpose of the Company’s obtaining life insurance on the life of the Executive for the benefit of the Company; provided, however, that the Company shall bear the costs for such examinations and shall pay all premiums on any life insurance obtained as a result of such examinations. Executive further agrees to submit to drug testing in accordance with the Company policy.

5. Termination.

(a) The Company, at any time, may terminate this Agreement immediately for Cause. Cause is defined as:

(i) A material breach of this Agreement by Executive;

(ii) Failure or inability of Executive to obtain or maintain any required licenses or certificates;

(iii) Willful violation by Executive of any law, rule or regulation, including without limitation, any material insurance law or regulation, which violation may, as determined by the Company, adversely affect the ability of Executive to perform his duties hereunder or may subject the Company to liability;

(iv) Election by the Company to discontinue the Company’s business; or,

(v) Conviction of any felony or crime including moral turpitude.

(b) The Executive may terminate this Agreement immediately in the event of:

(i) A material breach of this Agreement by the Company; or

(ii) Willful violation by Employer of any law, rule or regulation, including without limitation, any material insurance law or regulation, which violation may, as determined by the Executive, adversely affect the ability of Executive to perform his duties hereunder or may subject the Executive to liability.

(c) The Company may also terminate this Agreement upon the occurrence of one or more of the following events, subject to applicable law:

(i) Death of Executive;

(ii) Executive is deemed to be disabled in accordance with the policies of the Company and the law or if Executive is unable to perform the essential job functions of Executive’s position with the Company, with or without reasonable accommodation, for a period of more than 100 business days in any 120 consecutive business day period. Executive is entitled to any and all short term or long term disability programs, like any other employee, in accordance with the policies of the Company, whether or not this Agreement is terminated;

(iii) Any event, occurrence, or factual situation that, in the sole and absolute discretion of the Company, shall make the continued employment of Executive ineffective, inadvisable, or unnecessary.

6. Duties Upon Termination.

(a) If the Company terminates this Agreement for any reason before the Expiration Date as extended by any automatic extensions provided for under Section 2 of this Agreement other than specified above in subsection 5(a) for Cause, 5(c)(i), for the death of the Executive, or 5(C)(ii) for disability, or if the Executive terminates this Agreement for Cause which has not been cured by the Company within thirty (30) days of receipt of written notice of the alleged breach pursuant to Paragraph 5(b), the Executive shall receive the following severance pay (the “Severance Pay”):

(i) An amount equal to the greater of his current Base Salary for the remainder of the contract term or the sum of two (2) years of his current Base Salary payable within thirty (30) days of the effective date of the termination;

(ii) Amounts due under the Annual Incentive and any other amounts due under bonus plans of which the Executive has been a participant, pro-rated for the period of the calendar year in which the Executive last performed services for the Company, in accordance with such bonus plans in effect on the date of the termination and payable either in a lump sum within thirty (30) days of the effective date of the termination or in accordance with the payment schedule of such plans in effect on the date of the termination, such election to be made at the option of the Company;

(iii) The payment amounts set forth hereunder shall be subject to normal payroll deductions at Executive’s then-elected rate, Executive agrees to pay any federal or state taxes, which are required to be paid by Executive beyond the amount of any withholding by the Company; and

(iv) Continuation of the insurance coverage in effect on the date of the termination, for a period of 18 (eighteen) months with the Company paying the employer portion of the premium and the Executive paying the employee portion, including dependents if applicable, of the premium during the eighteen (18) month period, provided Executive elects to continue such insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Executive is solely responsible for taking the actions necessary to exercise his rights under COBRA for the insurance coverage Executive has in effect, including dependents if applicable, on the date of termination.

(b) The parties agree, in the event of a breach of this Agreement by the Company that is not cured in accordance with this Agreement, that actual damages are speculative and that the amount of the Severance Pay set forth herein is liquidated damages and is a reasonable estimate of what damages would be for a breach of this Agreement.

(c) Executive agrees and acknowledges that the following must be satisfied by the Executive before he is entitled to the Severance Pay called for herein:

(i) That Executive return any and all Company equipment, software, data or Company property or information, including documents and records or copies thereof relating in any way to any proprietary information of the Company, its parent, subsidiaries or affiliates whether prepared by the Executive or any other person or entity. That Executive further agrees that he shall not retain any proprietary information of the Company, its parent, subsidiaries or affiliates after the termination of his employment;

(ii) That Executive execute a Global Release of Liability, in a form substantially similar to the sample attached hereto, which releases liability for any and all claims, whether based in law or equity, arising from or associated with Executive’s employment or with this Agreement. That Executive further acknowledges and agrees that he has not made and will not make any assignment of any claim, cause or right of action, or any right of any kind whatsoever, arising from or associated with the employment of Executive by the Company; and,

(iii) That Executive reaffirm the covenants contained herein, in writing, including but not limited to the following: non-disclosure, non-competition and non-solicitation covenants.

(d) The Executive may terminate this Agreement for reasons other than those identified in Paragraph 5(b) upon not less than 60 days prior written notice. If the Executive terminates this Agreement pursuant to this paragraph, he shall only be entitled to the following:

(i) Any unpaid salary through the effective date of Executive’s resignation from the Company; and

(ii) Any accrued and unused vacation pay.

7. Compensation, and Benefits.

(a) During the term of this Agreement, the Company shall pay to Executive an annual salary of not less than $550,000 (“Base Salary”), which amount shall be paid according to the Company’s regular payroll practices. The Company agrees to review the Base Salary on an annual basis and adjust the salary to comply with the executive compensation policy in effect at the time of the review. Any increase made to the annual salary will establish the new Base Salary for the Executive. All payments made pursuant to this Agreement shall be reduced by and subject to withholding for all federal, state, and local taxes and any withholding required by applicable laws and regulations. The Company agrees that if its ultimate parent converts to a stock company, it will establish and Executive shall participate in such additional compensation plans, subject to regulatory approval, as are reasonable and customary to similarly situated executives in the property and casualty insurance industry.

(b) The Company will provide an annual incentive (the “Annual Incentive”) to the Executive during the term of employment based on the Executive’s and the Company’s performance, as determined by the Board (or a committee thereof) in its sole discretion. Such plan shall set a combined Annual and Long Term target incentive of not less than one hundred seventy-five percent (175%) of Base Salary. Such Annual Incentive shall be paid in accordance with the Company’s regular practice for its senior officers, as in effect from time to time. The Board of Directors (or a committee thereof) shall determine the apportionment of the Annual Incentive between Annual and Long Term and cash and non-cash components, if applicable, but in no event shall the cash portion of the Annual Incentive target be less than 25% of Base Salary. To the extent not duplicative of the specific benefits provided herein, the Executive shall be eligible to participate in all incentive compensation, retirement, supplemental retirement, and deferred compensation plans, policies and arrangements that are provided generally to other senior officers of the Company at a level (in terms of the amount and types of benefits and incentive compensation that the Executive has the opportunity to receive and the terms thereof) determined in the sole discretion of the Board;

(c) Executive agrees that the amounts payable under this Agreement including but not limited to the amount payable under Paragraph 6(a)(1) is good, valuable and separate consideration for the non-competition, assignment and release of liability provisions contained herein. Executive acknowledges that he is aware of the effect of the non-competition, assignment and release of liability provisions contained herein and agrees that the amounts payable under this Agreement including but not limited to the amount payable under Paragraph 6(a)(1) is sufficient consideration for his agreement to these provisions.

(d) In addition to the compensation called for in this Agreement, Executive shall be entitled to any and all benefits and perquisites generally provided from time to time to other similarly situated officers as well as the benefits and prerequisites attached hereto as Exhibit “A” and incorporated herein by this reference.

8. Licensing. Executive has obtained and possesses, or will obtain and possess, and will maintain throughout the Term hereof, all licenses, approvals, permits, and authorization (the “Licenses”) necessary to perform Executive’s duties hereunder, (if any). Any costs, attorneys fees, investigations fees or other expenses incurred in connection with obtaining or maintaining such Licenses shall be borne by the Company. Executive warrants that Executive is fully eligible, under all standards and requirements, to obtain, possess, and maintain such Licenses and that Executive will commit no acts during the Term hereof that would jeopardize or eliminate Executive’s ability to possess or maintain such Licenses.

9. Rules and Regulations. Executive shall observe, enforce, and comply with the policies, philosophies, strategies, rules, and regulations of the Company, as they may be promulgated and/or modified from time to time, and shall carry out and perform the orders, directions, and policies of the Company, as they may be stated and/or amended from time to time, either orally or in writing. A violation of this Section 8 by Executive is a material breach of this Agreement.

10. Restrictive Covenants. In consideration of the amount payable under Paragraph 6(a)(i), the other compensation paid hereunder, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, the parties agree to the following provisions of this Section 10:

(a) Non-Competition. Executive understands and agrees that the Company does business throughout the State of Nevada and other states. Executive further understands and agrees that he is a high ranking officer of the Company and will have access to confidential and trade secret information of the Company and to its goodwill that will allow Executive to unfairly compete with the Company justifying this restriction. For a period of one (1) year following the termination of Executive’s employment hereunder for any reason, Executive agrees that, without the written permission of the Company, he will not engage (whether as owner, partner, controlling stockholder, controlling investor, Executive, adviser, consultant, or otherwise) in any business that is in direct competition with the Business, as of the Applicable Date (as defined below), in Nevada and any other state in which the Company is conducting its Business (the “Non-Compete Area”) as of the effective date of the termination. “Applicable Date” is the effective date of termination or the date the Executive executes the Global Mutual Release of Liability in accordance with this Agreement, whichever is later.

(b) Non-Solicitation. Without limiting the generality of the foregoing, Executive agrees that for a period of one (1) year following the Applicable Date, he will not, without the prior written consent of the Company, directly or indirectly solicit or attempt to solicit, within the Non-Compete Area, any business from any person or entity that the Company called upon, solicited, or conducted business with as of the effective date of the termination, any persons or entities that have been customers of the Company or recruit or hire any person who has been or is an employee of the Company, its parent, subsidiaries or affiliates during the preceding one-year period from the date of termination of this Agreement. In addition, Executive agrees that he shall not directly or indirectly solicit or encourage any employee of Company to go to work for or with Executive for a period of one-year following the date of termination of this Agreement. In the event of the violation of this Section 10, the Company will be entitled to, in addition to any other remedies provided by law or equity, obtain injunctive relief and the specific performance of this covenant. Should Executive violate this Section 10, the period of time for this Paragraph will automatically be extended for the period of time from which Executive began such violation until he permanently ceases such violation. The Executive acknowledges that this Section 10 is necessary to protect the interests of the Company, and that the restrictions contained herein are reasonable in light of the consideration and other value the Executive has accepted pursuant to this Agreement, if any provision of this covenant is invalid in whole or in part, it will be limited, whether as to time, area covered, or otherwise as and to the extent required for its validity under the applicable law and as so limited, will be enforceable.

(c) Confidential Information. Executive acknowledges that he has had or will have access to the Company’s confidential information and that of its parent, subsidiaries and affiliates (including, but not limited to, records regarding sales, price and cost information, marketing plans, customer names, customer lists, sales techniques, distribution plans or procedures, and other material relating to the Company’s Business), proprietary, or trade secret information (the “Confidential Information”), and agrees never to use the Confidential Information other than for the sole benefit of the Company and further agrees to never disclose such Confidential Information (except as may be required by regulatory authorities or as may be required by law) to any entity or person that is not an officer or employee (unless at such time such Confidential information is subject to a policy of the Company restricting disclosure to non-officers) of the Company at the time of such disclosure, without the prior written consent of the Company. Executive further acknowledges that this covenant to maintain Confidential Information is necessary to protect the goodwill and proprietary interests of the Company, its parent, subsidiaries or affiliates and the restriction against the disclosure of Confidential Information is reasonable in light of the consideration and other value the Executive has received or will receive pursuant to this Agreement.

(d) Executive agrees to cooperate with the Company in any litigation, administrative proceeding, investigation or audit involving any matters with which Executive has knowledge of from his employment with the Company. The Company shall reimburse Executive for reasonable expenses, including reasonable compensation for services rendered at his hourly rate of compensation on the date of termination of the Agreement, incurred in providing such assistance and approved by the Company.

(e) In the event of a violation of this Section 10, the Company shall be entitled to any form of relief at law or equity, and the parties agree and acknowledge that injunctive relief is an appropriate, but not exclusive, remedy to enforce the provisions hereof. The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense of the Company’s enforcement of the covenants set forth in this Section 10. The Executive hereby submits to the jurisdiction of the courts of the State of Nevada and federal courts therein for the purposes of any actions or proceedings instituted by the Company to enforce its rights under this Agreement, to seek money damages or seek injunctive relief. Executive further acknowledges and agrees that the obligations contained in Section 10 of this Agreement are fair, do not unreasonably restrict Executive’s further employment and business opportunities, and are commensurate with the compensation arrangements set out in this Agreement. The covenants contained in Section 10 shall each be construed as an Agreement independent of any other provisions of this Agreement. Both parties intend to make the covenants of Section 10 binding only to the extent that it may be lawfully done under existing applicable laws. If a court of competent jurisdiction decides any part of any covenant is overly broad, thereby making the covenant unenforceable, the parties agree that such court shall substitute a reasonable, judicially enforceable limitation in place of the offensive part of the covenant and as so modified the covenant shall be as fully enforceable as set forth herein by the parties themselves in the modified form.

(f) Executive acknowledges that it is possible that the corporate structure of the Company could change during the term of this Agreement. Executive hereby acknowledges and affirms that the Company may assign its rights under this Agreement to a third-party without the approval of or additional consideration to Executive. Executive acknowledges and agrees that the consideration called for herein is good and sufficient consideration for the Company’s right to assign its rights under this Agreement.

(g) Sections 10(a) through (f), inclusive, of this Agreement shall survive either termination of the employment relationship or termination of this Agreement for the full period set forth in Sections 10(a) through (e), inclusive.

11. Employee Benefits. Executive shall be entitled to receive employee benefits and other employment-related perquisites as shall be established or revised by the Company from time to time for similarly situated employees. Executive shall receive full medical coverage, dependent medical coverage, life insurance, and such other employee benefits on the same terms as officers at the same level within the Company.

12. Work for Hire. Executive agrees that any work, invention, idea or report which he produces or which results from or is suggested by the work Executive does on behalf of the Company, its parent, subsidiaries or affiliates is a “work for hire” (hereinafter referred to as “Work”) and will be the sole property of the Company. The Executive agrees to sign any documents, during or after employment, which the Company deems necessary to confirm its ownership of the Work, and Executive agrees to cooperate with the Company to allow the Company to take advantage of it ownership of such Work.

13. Assignment of Agreement. Executive agrees that his services are unique and personal and that, accordingly, Executive may not assign his rights or delegate his duties or obligations under this Agreement. The Company may assign its rights, duties, and obligations under this Agreement to any successor to its business. This Agreement shall inure to the benefit of and be binding upon the Company’s successors and assigns.

14. Indemnification of Executive. The Company shall indemnify the Executive and hold him harmless for acts or decisions made by him in good faith while performing services for the Company, its parent, subsidiaries and affiliates to the full extent allowed by law. The Company shall also use its reasonable efforts to obtain coverage for him under any insurance policy now in force or hereinafter obtained during the term of this Agreement covering the officers and directors of the Company against lawsuits, subject to the business judgment of the Board. The Company shall pay all expenses, including attorneys’ fees of an attorney selected and retained by the Company to represent the Executive, actually and necessarily incurred by the Executive in connection with the defense of such act, suit, or proceeding and in connection with any related appeal, including the cost of court settlements.

15. Notices. Any notice, document, or other communication (hereinafter “Notice”) which either party may be required or may desire to give to the other party shall be in writing, and any such notice may be given or delivered personally or by mail. Any such notices given or delivered personally shall be given or delivered by hand to an officer of the entity to which they are being given or delivered or the individual, as the case may be, and shall be deemed given or delivered when so given or delivered by hand. Any such notices given or delivered by mail shall be deemed given or delivered three (3) days after it is deposited in the U.S. mail, certified or registered mail, return receipt requested, with all postage and fee prepaid, address to the person or entity in question as follows:

If to the Executive:

Douglas D. Dirks

14180 Wild Quail Court

Reno, Nevada 89511

If to the Company:

Robert Kolesar

Chairman of the Board

Employers Insurance Group

9790 Gateway Drive, Suite 200

Reno, Nevada 89521

With a copy to:

Robert Kolesar

Kolesar & Leatham

3320 West Sahara Avenue, Suite 380

Las Vegas, Nevada 89102

or, in either case, to such other address as either party may have previously notified the other pursuant to the provisions of this Section 15.

16. Severability. In the event that any provision hereof shall be declared by a court of competent jurisdiction to be void or voidable as contrary to law or public policy, such declaration shall not affect the continuing validity or enforceability of any other provisions hereof insofar as it may be reasonable and practicable to continue to enforce such other provision in the absence of the provision which shall have been declared to be void and voidable;

17. Remedy for Breach. Both parties recognize that the services to be performed by the Executive are special and unique. The Company will have the right to seek and obtain damages and any available equitable remedies for Executive’s breach of this Agreement. The Executive’s remedy for any breach of this Agreement is strictly limited to the Severance Pay called for herein.

18. Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by other employment or otherwise after the termination of employment hereunder, and any amounts earned by Executive, whether from self-employment or other employment shall not reduce the amount of any Severance Pay called for herein.

19. Attorneys’ Fees and Costs. In any claim or dispute between the parties arising out of or associated with this Agreement or the breach hereof, the prevailing party shall be entitled to recover all reasonable attorneys’ fees, expenses, and costs thereof or associated therewith. The term “prevailing party” means the party obtaining substantially the relief sought via litigation or through an action in arbitration.

20. Integration, Amendment, and Waiver. This Agreement and such other written agreements referenced in this Agreement, constitute the entire agreement between the parties pertaining to the subject matter contained in it except as expressly provided herein, and supersedes all prior agreements, representations, assurances, and understandings of the parties. No amendment of, addition to, or modification of this Agreement shall be binding unless executed in writing by all the parties. Any term or provision of this Agreement may be waived in a signed writing at any time by the party which is entitled to the benefit thereof, provided, however, that any waiver shall apply only to the specific event or omission waived and shall not constitute a continuing waiver. Any term or provision of this Agreement may be amended or supplemented at any time by a written instrument executed by all the parties hereto.

21. Captions. The captions and section headings of this Agreement are for convenience and reference only, and shall have no effect on the interpretation or construction of this Agreement.

22. Applicable Law. The substantive laws of the State of Nevada shall govern the validity, construction, interpretation, performance, and effect of this Agreement.

23. Arbitration. Any controversy or claim arising out of this Agreement, other than an action to enforce the provisions of Section 10 herein or the breach thereof, shall be settled by arbitration according to the rules of the American Arbitration Association applicable to disputes arising in Nevada and under Nevada law. Any party to the arbitration may enter judgment upon the award rendered by the arbitrator in any court having jurisdiction thereof. The arbitrator shall not be entitled to amend or alter the terms of this Agreement. Notwithstanding this Section 23, the Company shall be entitled to seek any available equitable remedy for enforcement of provisions of this Agreement.

24. Authorization. The Company and the Executive, individually and severally, represent and warrant to the other party that it has the authorization, power and right to deliver, execute and fully perform the obligations under this Agreement in accordance with its terms. The Executive represents and warrants to the Company that there is no restriction or limitation, by reason of this Agreement or otherwise, upon the Executive’s right or ability to enter into this Agreement and fulfill his obligations under this Agreement.

25. Acknowledgment. Executive acknowledges that he has given a reasonable period of time to study this Agreement before signing it. Executive certifies that he has fully read, has received an explanation of, and completely understands the terms, nature, and effect of this Agreement. Executive further acknowledges that he is executing this Agreement freely, knowingly, and voluntarily and that Executive’s execution of this Agreement is not the result of any fraud, duress, mistake, or undue influence whatsoever. In executing this Agreement, Executive does not rely on any inducements, promises, or representations by the Company or any person other than the terms and conditions of this Agreement.

IN WITNESS WHEREOF, we have executed this Agreement on the day and year herein above written.

COMPANY:		EXECUTIVE:
By:	/s/ Robert Kolesar	By:	/s/ Douglas D. Dirks

	Name: Robert Kolesar		Name: Douglas D. Dirks

Appendix A

Perquisites

1.	Automobile Allowance in the amount of $1,300.00 per month
2.	Annual Executive Physical Examination as a part of the Company’s executive wellness program
3.	Life Insurance as a part of the Company’s group life insurance program in an amount equal to 3 times the Executive’s Base Salary as defined in this employment agreement.